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                      March 1, 2023

       Yifan Liang
       Chief Financial Officer and Corporate Secretary
       Alpha and Omega Semiconductor Limited
       Clarendon House, 2 Church Street
       Hamilton HM 11 Bermuda

                                                        Re: Alpha and Omega
Semiconductor Limited
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2022
                                                            Filed September 20,
2022
                                                            File No. 001-34717

       Dear Yifan Liang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing